Exhibit 99.2
STATE OF MICHIGAN
SIXTH JUDICIAL CIRCUIT COURT

SIMON PROPERTY GROUP, INC.,
SIMON PROPERTY GROUP, L.P.,

Plaintiffs and Counterclaim Defendants,

v.

TAUBMAN CENTERS, INC., and
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,

Defendants and Counterclaim Plaintiffs,

v.

SILVER MERGER SUB 1, LLC, and
SILVER MERGER SUB 2, LLC,

Counterclaim Defendants.

Case No. 2020-181675-CB The Honorable James M. Alexander
MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
Thomas W. Cranmer (P25252)
A. Michael Palizzi (P47262)
150 West Jefferson, Suite 2500
Detroit, Michigan 48226
Telephone: (313) 963-6420
palizzi@millercanfield.com
Attorneys for Plaintiffs/Counterclaim Defendants

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
Lewis R. Clayton (pro hac vice pending)
Andrew G. Gordon (pro hac vice pending)
Paul A. Paterson (pro hac vice pending)
Arianna Markel (pro hac vice pending)
1285 Avenue of the Americas
New York, NY 10019
Telephone: (212) 373-3000
Of Counsel

HONIGMAN LLP
Joseph Aviv (P30014)
Jason R. Abel (P70408)
Bruce L. Segal (P36703)
Matthew G. Mrkonic (P79406)
Adam M. Wenner (P75309)
39400 Woodward Avenue, Suite 101
Bloomfield Hills, Michigan  48304
Telephone: (248) 566-8404
javiv@honigman.com
jabel@honigman.com
bsegal@honigman.com
mmrkonic@honigman.com
awenner@honigman.com
Attorneys for Defendants/Counterclaim Plaintiffs

WACHTELL, LIPTON, ROSEN & KATZ
William D. Savitt (pro hac vice forthcoming)
Wayne M. Carlin (pro hac vice forthcoming)
Peter C. Hein (pro hac vice forthcoming)
51 West 52nd Street
New York, New York  10019
Telephone: (212) 403-1000
pchein@wlrk.com
Of Counsel

BROOKS WILKINS SHARKEY & TURCO PLLC
Keefe A. Brooks (P31680)
Steven Ribiat (P45161)
401 S. Old Woodward, Suite 400
Birmingham, Michigan  48304
Telephone: (248) 971-1800
Brooks@bwst-law.com
Counsel for the Special Committee of the Board of Taubman Centers, Inc., and Co-Counsel for Taubman Centers, Inc.

KIRKLAND & ELLIS LLP
Sandra C. Goldstein (pro hac vice forthcoming)
Stefan Atkinson (pro hac vice forthcoming)
John P. Del Monaco (pro hac vice forthcoming)
601 Lexington Avenue
New York, New York  10022
Telephone: (212) 446-4800
Sandra.goldstein@kirkland.com
Stefan.atkinson@kirkland.com
Jdelmonaco@kirkland.com
Counsel for the Special Committee of the Board of Taubman Centers, Inc., and Co-Counsel for Taubman Centers, Inc.

DEFENDANTS’ ANSWER, AFFIRMATIVE DEFENSES, AND COUNTERCLAIM

Defendants and Counterclaim Plaintiffs, Taubman Centers, Inc. (“Taubman”), and The Taubman Realty Group Limited Partnership (“Taubman OP,” and with Taubman, the “Taubman Parties”), by their attorneys, Honigman LLP and the other undersigned counsel, for their Answer, Affirmative Defenses, and Counterclaim against Plaintiffs and Counterclaim Defendants, Simon Property Group, Inc. (“SPG”), and Simon Property Group, L.P. (“Simon OP,” and with SPG, “Simon”), and Counterclaim Defendants, Silver Merger Sub 1, LLC (“Merger Sub 1”), and Silver Merger Sub 2, LLC (“Merger Sub 2,” and with Simon and Merger Sub 1, the “Simon Parties”), say:

Preliminary Statement

This is a classic case of buyer’s remorse.  The Simon Parties agreed to a series of merger transactions with the Taubman Parties, whose enterprise value is approximately $10 billion, on February 9, 2020, at a time when the parties and the world were well-aware of the risks of the novel coronavirus pandemic.1  The parties contracted to allocate the risk of global pandemics to the Simon Parties, knowing full well that there was a pandemic raging in the world.  The Simon Parties accepted this risk.  Now, the Simon Parties apparently no longer like the deal they made, and they have wrongfully purported to terminate their agreement with the Taubman Parties and refuse to carry out their obligations and close the transactions, depriving the Taubman Parties of the bargained-for benefits of the transaction.

Unfortunately for the Simon Parties, the contractual terms that the parties bargained for do not permit the Simon Parties to renege on their obligation to close the transactions based on their apparent change of heart.  The parties’ Agreement and Plan of Merger (the “Merger Agreement”) specifically excludes “pandemics” – and anything “arising out of, or resulting from” pandemics – from the Material Adverse Effects that potentially may excuse the Simon Parties from their obligation to close.  The Simon Parties thus expressly assumed the risk of loss from the adverse economic effects of the pandemic.

1 On January 29, 2020, the President announced his formation of the President’s Coronavirus Taskforce, and, on January 30, 2020, the Director-General of the World Health Organization (WHO), declared a “public health emergency of international concern over the global outbreak of novel coronavirus.”  Statement from the Press Secretary Regarding the President’s Coronavirus Task Force, January 29, 2020, https://www.whitehouse.gov/briefings-statements/statement-press-secretary-regarding-presidents-coronavirus-task-force/.

The Simon Parties nevertheless seek to mischaracterize the Merger Agreement’s definition of Material Adverse Effects by claiming that a pandemic may have a Material Adverse Effect if it has a disproportionate adverse effect on Taubman.  But that is not what the Merger Agreement actually provides.  Instead, the parties expressly agreed that adverse effects caused by a pandemic may be taken into account in determining whether a Material Adverse Effect has occurred only “to the extent” the pandemic has a “disproportionate adverse effect” on Taubman, “taken as whole, compared to other participants in the industries in which [Taubman] and its Subsidiaries operate.”  (Merger Agreement § 9.03 (“Material Adverse Effect”) (emphasis added).)  Section 9.04 of the Merger Agreement defines “to the extent” as the degree to which a subject or other thing extends, and such phrase shall not mean simply ‘if.’”  (Id. § 9.04 (emphasis added).)  Therefore, in assessing whether a Material Adverse Effect has occurred, the relevant inquiry is whether an incremental disproportionate effect of a pandemic on Taubman, to the extent there is any, itself constitutes a Material Adverse Effect.  Of course, the Simon Parties cannot credibly claim that such an incremental disproportionate effect has occurred.

While this alone precludes the Simon Parties from walking away from the deal, the events leading up to the parties’ transaction further belie Simon’s wrongful attempt to use the coronavirus as an excuse to scuttle the merger transactions.  The Simon Parties clearly understood that the coronavirus and the deteriorating retail market would severely impact the shopping mall industry when they made their strategic judgment to acquire the Taubman Parties – despite the brewing pandemic – so as to achieve a long-term business objective they had held for many years.

The Simon Parties demanded significant price reductions during the negotiations of the transactions after initially agreeing to a significantly higher price.  As the retail environment deteriorated and news of the novel coronavirus pandemic spread, the Simon Parties demanded and ultimately received a lower price, by $7.50 per share, to be paid in the mergers, which reduced the aggregate amount they would pay to the Taubman Parties’ equity holders by approximately $665.9 million.  Upon execution of the Merger Agreement on February 9, 2020, the Simon Parties made a strategic decision to assume the risks of deterioration in the retail environment and of the effects on business of the novel coronavirus, factoring in their long term business objectives and the multiple, significant reductions in the purchase price they had negotiated.

Simon’s Complaint, and its purported justification for terminating the Merger Agreement, ignores this reality in favor of rank speculation about the supposedly incurable, disproportionate material adverse effect of the pandemic on the Taubman Parties.  The infirmity of Simon’s position is laid bare by Simon’s own prior statements: Simon recently told its own shareholders that it is unable to predict the pandemic’s impact on its own financial results.  Of course, if Simon could not reasonably predict its own future results, it is hard to fathom how it can claim to predict Taubman’s.

As Simon reported in its first quarter earnings release and supplemental information for the quarter ending March 31, 2020, issued on May 11, 2020, “Given the evolving nature of COVID-19 and the global economic disruption it has caused, it is not currently possible to predict with certainty the pandemic’s impact on the rest of the year’s financial results.”2  That same day, David Simon, Chairman of the SPG Board of Directors and President and Chief Executive Officer of SPG, told investors that over 700 public companies withdrew their full-year guidance as of May 11, 2020, because they could not make a forecast.3  In fact, virtually all publicly-traded mall REITs have withdrawn their full-year guidance.

2 Simon Property Group Reports First Quarter 2020 Results and Provides Business Update, May 11, 2020, https://investors.simon.com/news-releases/news-release-details/simon-property-group-reports-first-quarter-2020-results-and; see also Simon Property Group, 10-Q, May 11, 2020, at 35.
3 Simon Property Group Inc Q1 2020 Earnings Call Transcript at 4 (May 11, 2020.)

Before June 10, 2020, the Simon Parties never claimed the pandemic-related events described in the Complaint excused their performance.  To the contrary, as late as May 29, 2020, Simon, along with the Taubman Parties, filed with the Securities and Exchange Commission (the “SEC”) and sent to Taubman’s shareholders a Schedule 13E-3 incorporating a Definitive Proxy Statement asking the shareholders to approve the Merger Agreement and the merger transactions.  If, as the Simon Parties now allege, the events recounted in Simon’s Complaint, all of which were known to the Simon Parties before May 29, 2020, provided grounds for the termination of the Merger Agreement, Simon would have had an obligation under the federal securities laws to advise Taubman’s shareholders of that fact.

Again, on June 2, 2020, three days after filing the joint Schedule 13E-3, Simon OP sent a Confidential Election Memorandum to holders of partnership interests in Taubman OP advising them of their right to convert, in connection with the completion of the mergers, their Taubman OP interests to partnership interests in Simon OP.  In this Memorandum, Simon OP told the Taubman OP interest holders, “If Taubman’s stockholders vote to approve the REIT Merger and the other Transactions at the special meeting of Taubman’s stockholders (which is currently scheduled to be held on June 25, 2020), and assuming that the other conditions to the Mergers are satisfied or waived, it is anticipated that the Mergers and the other Transactions will be completed in the second or third quarter of 2020.”  Again, the Memorandum – issued just eight days before this lawsuit was filed – said nothing of the so-called incurable, disproportionate material adverse effect of the pandemic on Taubman that supposedly had already occurred and was so material that it justified terminating of the Merger Agreement.

The reason that, even as late as May 29 and June 2, 2020, the Simon Parties repeatedly failed to assert the purportedly incurable, disproportionate material adverse effect of the pandemic on Taubman is obvious:  Simon’s assertion now is simply an excuse to avoid consummating the Transactions.  In ostensible support of their speculation about the effects of the pandemic on Taubman’s business, the Simon Parties make a fundamentally flawed comparison of Taubman’s regional and superregional shopping malls to strip centers and power centers that have grocery stores and big box anchors (e.g., Home Depot, Target, Wal-Mart).  This is like comparing Somerset Mall to the strip centers on Telegraph Road.  The Simon Parties’ characterization of strip centers and power centers as industries in which Taubman operates is meritless.

Simon’s Complaint is also based on knowingly false and misleading allegations about the Taubman Parties’ response to the pandemic.  The Simon Parties allege that the Taubman Parties have failed to take actions in response to the pandemic, such as reducing expenses and cutting compensation.  These allegations are demonstrably wrong, and, equally important, they are not in any event grounds to justify termination of the Merger Agreement.

In the Merger Agreement, the Taubman Parties covenanted that, except as required by applicable law or with the Simon Parties’ consent, Taubman would “use commercially reasonable efforts” to “conduct its business in the ordinary course of business consistent with past practices,” and, in 2020, the operational budget that Taubman had shared with Simon prior to signing the Merger Agreement.  (Merger Agreement §5.01(a).)  In a feat of backwards logic, Simon’s claim seeks to transform this covenant into a requirement that Taubman not conduct its business in the “ordinary course,” but rather engage in conduct that is atypical and outside of the business plans upon which the transactions were predicated.  Of course, had Taubman done that, Simon assuredly would have asserted that it was in breach of the “ordinary course” covenant.  This “heads I win, tails you lose” claim is tortured on its face, but is even more egregious considering that Simon itself repeatedly consented to the very business decisions and actions that it now claims in its Complaint put Taubman in breach of this operating covenant.  Indeed, since the signing of the Merger Agreement, Taubman has operated in the ordinary course of business consistent with its past practices and the operational budget that Simon received, or with the consent or acquiescence of Simon, who was apprised of all of Taubman’s actions in response to the pandemic.  This included its consent to the closing of Taubman’s malls, its consent to Taubman’s comprehensive Annual Budget in March 2020, and its consent to the revolver draw down.

Thus, contrary to the Simon Parties allegations, and as they are well aware since they consented to this action, Taubman cut its discretionary spending by almost 50%.  Likewise, while the Simon Parties tout that SPG’s CEO has “deferred payment of the entirety of his 2019 cash bonus, [and] waived his 2020 base salary,” (Compl. ¶ 10), they are well-aware that Taubman’s CEO, Robert S. Taubman, and its COO, William S. Taubman, have waived their salaries for the past three years.  And, while the Simon Parties complain that “Taubman continues to pay its executives their previous compensation” and bonuses, (id. ¶ 11), they fail to mention that these were payments for compensation earned in 2019, not 2020, and specifically approved by Simon, and none of these executives are currently receiving bonuses for 2020.

In short, the Simon Parties freely and knowingly negotiated the Merger Agreement with the advice of highly sophisticated counsel, who are now trying to use speculation and mischaracterizations to justify the Simon Parties’ wrongful termination of the Merger Agreement.  Simon’s Complaint should be dismissed.

Furthermore, the Court should enforce specifically the Simon Parties’ performance of the terms and provisions of the Merger Agreement (as provided in Section 9.10 of the Agreement), and the Simon Parties should be compelled to complete the steps within their control that are necessary to consummate the merger transactions.  Absent this relief, the Taubman Parties will suffer irreparable harm, as the agreed transactions represent a unique opportunity to combine two of the world’s leading mall operators.  The Taubman Parties’ equity holders will also suffer billions of dollars of damage through the loss of the merger price that the Simon Parties agreed to pay Taubman Parties’ equity holders.  Accordingly, the Taubman Parties now sue for specific enforcement of the Merger Agreement or, in the alternative, a declaration that they can terminate the agreement and recover their substantial damages, including the loss of the premium offered to the Taubman Parties’ equity holders.

Answer to the Simon Complaint

For their Answer to Simon’s Complaint, the Taubman Parties say:

Nature of the Claims

1.          The Taubman Parties admit that, on February 9, 2020, the Simon Parties signed an Agreement and Plan of Merger dated as of February 9, 2020 (the “Merger Agreement”), that imposes certain obligations on the Simon Parties.  They further admit that, to the extent this paragraph alleges terms of the Merger Agreement, the Merger Agreement speaks for itself, and to the extent these allegations differ from the terms of the Agreement, the allegations are denied because they are not true.  The remaining allegations are denied because they are not true.  For example, the parties did not agree that a pandemic would be a material adverse effect, the parties did not agree that a pandemic would be a material adverse effect if it disproportionately affected Taubman as compared to other participants in the industry in which Taubman operates, the COVID-19 pandemic has not had a uniquely devastating and disproportionately materially adverse effect on Taubman as compared to others in the industry in which it operates, and Taubman has not violated the “ordinary course” covenant in the Merger Agreement.

2.        The Taubman Parties deny the allegations because they are not true.  By way of example only, the alleged “radical change” referred to in this paragraph began well before March 11, 2020, as demonstrated, in part, by the fact that, on January 29, 2020, the President announced his formation of the Coronavirus Taskforce, and on January 30, 2020, the Director-General of WHO, declared a “public health emergency of international concern over the global outbreak of novel coronavirus.”

3.          The Taubman Parties deny the allegations because they are not true.

4.          The Taubman Parties admit the allegations in the second and third sentences and deny the remaining allegations because they are not true.

5.        The Taubman Parties admit only that they have a “premier portfolio” of upscale shopping malls and deny the remaining allegations about their shopping malls because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

6.         The Taubman Parties admit the allegations in the first sentence and the allegation in the third sentence that Taubman has few retailers selling the types of essential goods that consumers were buying in physical stores during the time of state-ordered store closures.  The Taubman Parties deny the remaining allegations because they are not true.

7.          The Taubman Parties deny the allegations because they are not true.

8.          The Taubman Parties deny the allegations because they are not true.

9.          The Taubman Parties deny the allegations because they are not true.

10.       The Taubman Parties deny the allegations regarding themselves because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

11.        The Taubman Parties deny the allegations because they are not true.

12.       The Taubman Parties admit only that Taubman did, with the Simon Parties’ consent, draw down $350 million on its primary $1.1 billion line of credit to ensure liquidity in the event it is needed and that the Taubman Parties still have approximately $325 million of that $350 million available as at May 31, 2020.

13.        The Taubman Parties deny the allegations because they are not true.

14.        The Taubman Parties deny the allegations because they are not true.

Parties

15.        Admitted.

16.        Admitted.

17.        Admitted.

18.        Admitted.

Jurisdiction and Venue

19.       The Taubman Parties admit only that the Agreement speaks for itself, and, to the extent the allegations differ from the terms of the Agreement, the allegations are denied because they are not true.  The Taubman Parties deny the remaining allegations because they are not true.

20.        Admitted.

21.        Admitted.

22.        Admitted.

23.        Admitted.

Facts

24.       The Taubman Parties admit only that the Agreement speaks for itself, and, to the extent the allegations differ from the terms of the Agreement, the allegations are denied because they are not true.  The Taubman Parties deny the remaining allegations because they are not true.

25.        Admitted.

26.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.

27.       The Taubman Parties admit only that the Agreement speaks for itself, and, to the extent the allegations differ from the terms of the Agreement, the allegations are denied because they are not true.  The Taubman Parties deny the remaining allegations because they are not true.

28.       The Taubman Parties admit only that the Agreement speaks for itself, and, to the extent the allegations differ from the terms of the Agreement, the allegations are denied because they are not true.  The Taubman Parties deny the remaining allegations because they are not true.

29.       The Taubman Parties admit only that the Agreement speaks for itself, and, to the extent the allegations differ from the terms of the Agreement, the allegations are denied because they are not true.  The Taubman Parties deny the remaining allegations because they are not true.  In particular, the Taubman Parties deny that Taubman has suffered a Material Adverse Effect, as defined in the Merger Agreement, since September 30, 2019, deny that Taubman has new liabilities that would reasonably be expected to have a Material Adverse Effect, deny that Taubman’s representations and warranties are no longer correct, deny that the relevant conditions to closing have failed, and deny that Simon may terminate the Agreement.

30.       The Taubman Parties admit only that the Agreement speaks for itself, and, to the extent the allegations differ from the terms of the Agreement, the allegations are denied because they are not true.  The Taubman Parties deny the remaining allegations because they are not true.

31.      The Taubman Parties admit only that they temporarily closed two shopping malls in China in 2020 – CityOn.Xi’an was closed for 34 days and reopened on February 29, and CityOn.Zhengzhou was closed for 10 days and reopened on February 27.4  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

32.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.  In further response, on information and belief, the first sentence is denied because it was publicly reported that federal government officials did, in fact, express significant concern about the health risk of the novel coronavirus in the United States.

33.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.

4 See TCO’s March 19, 2020 press release: http://investors.taubman.com/news/press-releases/press-release-details/2020/Taubman-Centers-Inc-to-Temporarily-Close-Shopping-Centers-in-Response-to-COVID-19/default.aspx.

34.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.

35.        Admitted, except that Taubman did not close two of its three open air shopping malls in the United States.

36.        The Taubman Parties deny the allegations because they are not true and they are based on speculation.

37.      The Taubman Parties admit only that all but five of their shopping malls in the United States are enclosed malls and that none of their Asian shopping malls are open air malls.  The Taubman Parties deny the remaining allegations because they are not true.

38.       The Taubman Parties deny the allegations in the first and second sentences, and deny that Federal Realty Investment Trust, Regency Centers, and SITE Centers operate in the same industry as does Taubman because the allegations are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

39.       The Taubman Parties deny the allegations because they are not true.  More specifically, on information and belief, to the extent financial analysts have made such predictions, they were making only short-range predictions based on speculation.  In further answer, as David Simon, Chairman of the SPG Board of Directors and President and Chief Executive Officer of SPG, told investors, over 700 public companies, including SPG, withdrew their full-year guidance as of May 11, 2020, because they cannot make a forecast.  In fact, SPG reported in its earnings release and supplemental information for the quarter ending March 31, 2020, issued on May 11, 2020, “Given the evolving nature of COVID-19 and the global economic disruption it has caused, it is not currently possible to predict with certainty the pandemic’s impact on the rest of the year’s financial results.”  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

40.        The Taubman Parties admit only the allegations in the second sentence and the quoted language in the bullet points.  The Taubman Parties deny the remaining allegations because they are not true.

41.       The Taubman Parties admit only the quoted language in this paragraph and refer the Court to Taubman’s February 27, 2020 10-K for its complete and accurate contents. The Taubman Parties deny the remaining allegations because they are not true.

42.       The Taubman Parties deny the allegations as they relate to the Taubman Parties because the allegations are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

43.       The Taubman Parties deny the allegations as to themselves because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

44.        The Taubman Parties admit only the quoted language and, to the extent that it is accurately quoted, the information derived from Taubman’s Investor Presentation, and refer the Court to Taubman’s Investor Presentation for its complete and accurate contents.  The Taubman Parties deny the remaining allegations because they are not true.

45.        Admitted.

46.        The Taubman Parties deny the allegations in the first sentence.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the remaining allegations.

47.      The Taubman Parties admit only that Neiman Marcus has filed for bankruptcy protection.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations in the first, second, and third sentences.  The Taubman Parties deny the remaining allegations because they are not true.

48.        The Taubman Parties deny the allegations because they are not true.

49.        The Taubman Parties deny the allegations because they are not true.

50.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations in the first sentence.  The Taubman Parties admit the allegations in the second sentence.  The remaining allegations are denied because they are not true.

51.       The Taubman Parties deny the allegations as to themselves because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

52.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.

53.       The Taubman Parties deny the allegations in the last sentence of this paragraph because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

54.       The Taubman Parties deny the allegations in the first, second, and last sentences of this paragraph because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

55.       The Taubman Parties deny the allegations in the first sentence and the characterization of “top anchors” in the second sentence of this paragraph because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the allegation in the third sentence of this paragraph.  The Taubman Parties deny the fourth sentence of this paragraph to the extent that it purports to “contrast” “real estate owners” who do not operate in the industry in which Taubman operates because it is not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations and deny that the allegations in the last two sentences have any relevance to this action because they are not true.

56.       The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.  In further response, the Taubman Parties deny the implication that, by seeking bankruptcy protection, Neiman Marcus or JCPenney will go out of business or close their stores in Taubman’s shopping malls.

57.       The Taubman Parties deny the allegations about the Taubman Parties because the allegations are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

58.        The Taubman Parties deny the allegations because they are not true.

59.        The Taubman Parties deny the allegations because they are not true.

60.       The Taubman Parties deny the allegations about the Taubman Parties because they are not true.  The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the remaining allegations.

61.        The Taubman Parties deny the allegations because they are not true.

62.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.

63.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.

64.        The Taubman Parties lack knowledge or information sufficient to form a belief as to the truth of the allegations.

65.       The Taubman Parties admit only that Simon’s Complaint does not include Taubman in its list of companies in paragraphs 62 and 63. The Taubman Parties deny that they have not taken commercially reasonable actions in response to the COVID-19 pandemic because this is not true.  In further answer, the Taubman Parties have taken commercially reasonable actions in response to the COVID-19 pandemic, including actions that Simon consented to, such as cutting Taubman’s discretionary spending by almost 50%.

66.      The Taubman Parties deny the allegations because they are not true.  In particular, while the Simon Parties tout that SPG’s CEO has “deferred payment of the entirety of his 2019 cash bonus, [and] waived his 2020 base salary,” (Compl. ¶ 10), they are well-aware that Taubman’s CEO, Robert S. Taubman, and its COO, William S. Taubman, have waived their salaries for the past three years.  And, while the Simon Parties complain that “Taubman continues to pay its executives their previous compensation” and bonuses, (id. ¶ 11), they conveniently fail to mention that these were payments for compensation earned in 2019, not 2020, and none of these executives are currently receiving bonuses for 2020.

67.        The Taubman Parties deny the allegations because they are not true.

68.        The Taubman Parties deny the allegations because they are not true.

69.        The Taubman Parties deny the allegations because they are not true.

70.        The Taubman Parties deny the allegations because they are not true.

71.        The Taubman Parties deny the allegations because they are not true.  In further answer, the quoted language in this paragraph is misleading because it is taken out of context.

72.       The Taubman Parties admit the allegations in the second, third, and fourth sentences of this paragraph.  The Taubman Parties deny the remaining allegations because they are not true.  In further answer, the quoted language in this paragraph is misleading because it is taken out of context.

73.       The Taubman Parties deny the allegations because they are not true.  In further answer, the Taubman Parties’ action is consistent with that of SPG and 700 other publicly traded companies who have withdrawn their full-year guidance as of May 11, 2020, because they cannot make a forecast.  As SPG reported in its earnings release and supplemental information for the quarter ending March 31, 2020, issued on May 11, 2020, “Given the evolving nature of COVID-19 and the global economic disruption it has caused, it is not currently possible to predict with certainty the pandemic’s impact on the rest of the year’s financial results.”

74.        The Taubman Parties deny the allegations because they are not true.  In further response, see paragraph 73, above.

75.        The Taubman Parties deny the allegations because they are not true.  In further response, see paragraph 73, above.

Count I

76.        No response to this paragraph is required.

77.       The Taubman Parties admit that there is an actual controversy between the parties, but they deny that the controversy exists for the reasons alleged because that is not true.

78.        The Taubman Parties deny the allegations because they are not true.

79.        The Taubman Parties deny the allegations because they are not true.

80.        The Taubman Parties deny the allegations because they are not true.

81.        The Taubman Parties deny the allegations because they are not true.

82.        The Taubman Parties deny the allegations because they are not true.

83.        The Taubman Parties deny the allegations because they are not true.

Count II

84.        No response to this paragraph is required.

85.        The Taubman Parties deny the allegations because they are not true.

86.        The Taubman Parties deny the allegations because they are not true.

87.        The Taubman Parties deny the allegations because they are not true.

88.        The Taubman Parties deny the allegations because they are not true.

Affirmative Defenses

The Taubman Parties, for their Affirmative Defenses to Simon’s Complaint, say:

1.          Simon has failed to state a claim on which relief can be granted.

2.          Simon’s claims are barred by their assumption of risk.

3.         Simon’s claims are barred by estoppel, laches, ratification, or waiver because, among other things, Simon knew of, and participated in or consented to, the Taubman Parties’ acts.

4.          Simon’s claims are barred by their acquiescence in the Taubman Parties’ acts.

5.          Simon’s claims are barred by their participation in the Taubman Parties’ acts.

6.          Simon’s claims are barred by their continued performance after the Taubman Parties’ alleged breaches of the Merger Agreement.

7.          Simon’s claims are barred by the terms of the Merger Agreement.

8.          Simon’s claims are barred by their first material breach of the Merger Agreement.

9.          Simon’s claims are barred by their unclean hands.

10.        Simon did not suffer any legally cognizable damages and, to the extent that it did, Simon failed to mitigate its damages.

11.        Simon’s claims, or part of them, are barred because Simon failed to provide notice of the Taubman Parties’ breach and an opportunity to cure.

WHEREFORE, the Taubman Parties request the entry of a judgment:

A.         Dismissing with prejudice Simon’s Complaint;

B.         Declaring that Simon’s purported termination of the Merger Agreement was wrongful and is void;

C.         Awarding the Taubman Parties their costs and disbursements incurred in this action, including their attorneys’ fees and expert fees; and

D.         Awarding the Taubman Parties other and further relief that the Court considers equitable and appropriate.

Counterclaim

The Taubman Parties, for their Counterclaim against the Simon Parties, say:

Preliminary Statement

The Simon Parties were fully aware of the risks of COVID-19 and of changing market conditions when they entered into the Merger Agreement on February 9, 2020.  In fact, they extracted significant price reductions during the Merger Agreement negotiations as the COVID-19 pandemic was unfolding.

Now, citing the economic effects of the COVID-19 pandemic, the Simon Parties have wrongfully purported to terminate the Merger Agreement and refuse to complete the actions and transactions required of them under the Merger Agreement.  But the Simon Parties are now contractually bound to consummate the Transactions and their failure to do so is wrongful and necessitates this Court’s intervention.

Unless the Simon Parties are ordered to complete the actions required by the Merger Agreement and close the merger transactions upon Taubman’s receipt of shareholder approval, the Taubman Parties will suffer irreparable harm, in addition to billions of dollars in damages, based on the loss of the premium offered by Simon to the Taubman Parties’ equity holders.  Accordingly, the Taubman Parties now sue for specific enforcement of the obligations of the Simon Parties under the Merger Agreement.  Alternatively, and only if the Court determines not to compel specific performance, the Taubman Parties seek a declaration that they can terminate the Merger Agreement based on the Simon Parties’ wrongful actions and recover their substantial damages, including the loss of the premium offered by Simon to the Taubman Parties’ equity holders.

Nature of the Action

1.         This suit seeks an order of the Court enforcing specifically the performance by the Simon Parties of the terms and provisions of the parties’ Agreement and Plan of Merger dated as of February 9, 2020 (the “Merger Agreement”), and compelling the Simon Parties to consummate and close (the “Closing”) the transactions provided in the Merger Agreement (the “Transactions”).  The parties to the Merger Agreement are SPG and Taubman – two publicly-traded corporations – and certain of their respective subsidiaries.

a.         On the one side of the Transactions are SPG and its operating partnership, Simon OP, which, as of March 31, 2020, owned interests in 99 malls, 69 Premium Outlets, 14 Mills malls, 4 Lifestyle Centers and 18 other retail properties in 37 states and Puerto Rico, as well as ownership interests in 30 Premium Outlets® and Designer Outlet properties located in Asia, Europe, and Canada.

b.         On the other side of the Transactions are Taubman and its operating partnership, Taubman OP, which, as of March 31, 2020, owned interests in a portfolio of 24 shopping malls in the United States, Puerto Rico, and Asia, and provided leasing or management services to two other U.S. malls.

2.         The Taubman Parties sue for specific performance to enforce the Simon Parties’ obligations to perform their covenants and agreements under the Merger Agreement, including their obligation to close the Transactions upon satisfaction of the applicable closing conditions on or about June 30, 2020, three business days after the Taubman shareholders’ approval and adoption of the Merger Agreement.5  A copy of the Merger Agreement is attached as Exhibit 1.

3.           The Transactions include:

a.         The merger of Taubman into Merger Sub 1 (the “REIT Merger”), with each public shareholder of Taubman common stock to receive $52.50 in cash per share held.

b.         The merger of Merger Sub 1 into Taubman OP (the “Partnership Merger,” and, together with the REIT Merger, the “Mergers”), with each partner of Taubman OP, other than Taubman Centers, Inc., and other than members of the Taubman Family (identified in the Merger Agreement), to receive, at the election of the partner, (i) $52.50 in cash for each unit of partnership interest of Taubman OP (each, a “Taubman OP Unit,” and, collectively, the “Taubman OP Units”) held or (ii) 0.3814 of a unit of limited partnership interest of Simon OP (“Simon OP Units”) for each Taubman OP Unit held.  The Taubman Family members would also receive $52.50 in cash for some of their Taubman OP units.

c.        Upon completion of the Partnership Merger, the Taubman OP will survive and the separate existence of Merger Sub 2 will cease. Upon completion of the REIT Merger, Merger Sub 1 will survive (“Surviving TCO”), and the separate existence of Taubman will cease. Immediately following completion of the Partnership Merger, Taubman OP will be converted (the “LLC Conversion”) into a Delaware limited liability company (the ‘‘Joint Venture’’). The enterprise value of the Taubman Parties that are the subject of the Mergers is approximately $10.22 billion.

5 It is also a condition to both parties’ obligation to close that the shares of Simon’s common stock be approved for listing on the New York Stock Exchange, subject to the final notice of issuance.  (Merger Agreement § 7.01(d).)  That condition can only be satisfied if Simon submits the necessary (and simple) application to the New York Stock Exchange, as it is required to do under the Merger Agreement.  (Id. § 6.07.)

d.         Following the Mergers and the LLC Conversion, Simon OP will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture, and the Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture.

e.         Taubman has been headquartered in Oakland County, Michigan, for 70 years, and Surviving TCO will continue to operate the Joint Venture and manage its properties from Oakland County.

4.          The Merger Agreement requires the Closing to take place on the third business day following the satisfaction of the conditions precedent to Closing (other than those conditions that by their nature were to be satisfied at the Closing).

5.           The Taubman Parties’ final condition precedent to effect the Closing (other than those conditions that by their nature are to be satisfied at Closing or by the Simon Parties) is scheduled to occur on June 25, 2020, at a special meeting of Taubman’s shareholders, at which the shareholders are anticipated to vote to approve and adopt the Merger Agreement and the Transactions.

6.         On June 10, 2020, the Simon Parties sent a letter-notice to the Taubman Parties “Re: Termination Of Agreement And Plan Of Merger” (the “Termination Notice”).  A copy of the Termination Notice is attached as Exhibit 2.

7.           The Termination Notice purported to terminate the Merger Agreement and stated that the Simon Parties would not consummate the Transactions.

8.        The Simon Parties’ Termination Notice, repudiation, and refusal to close are based on their allegations that (a) Taubman has experienced a “Material Adverse Effect,” as defined in the Merger Agreement, (b) certain representations and warranties of the Taubman Parties were not true and correct, and (c) the Taubman Parties did not perform their covenant to conduct their business in the ordinary course of business consistent with past practices and, during 2020, in accordance with Taubman’s operational budget delivered by Taubman to Simon before the execution of the Merger Agreement.  But, in reality, the Simon Parties are just trying to use the effects of the COVID-19 pandemic, which they assumed the risk of in the Merger Agreement, as an excuse to renege on the Merger Agreement.

9.          The allegations in the Simon Parties’ Termination Notice are not valid justifications under the Merger Agreement for refusing to close:

a.         The Simon Parties expressly assumed the risk of material adverse effects caused by the COVID-19 pandemic.  The Merger Agreement, in its definition of a Material Adverse Effect, expressly excludes “pandemics” – and any “effect, change, event or occurrence arising out of, or resulting from . . . pandemics” – from the events that may be considered in determining whether there is a material adverse effect on the business, assets, liabilities, results of operations, or financial condition of Taubman and its subsidiaries, except that the “pandemic” effect, change, event, or occurrence may be taken into account “to the extent” it has a disproportionate adverse effect on Taubman and its subsidiaries, taken as a whole, as compared to other participants, in the industries in which Taubman and its subsidiaries operate.  (Merger Agreement § 9.03.)  Section 9.04 of the Merger Agreement further defines what “to the extent” means, as follows:  “[t]he word ‘extent’ in the phrase ‘to the extent’ shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply ‘if.’”  Therefore, in assessing whether a Material Adverse Effect has occurred, only the incremental disproportionate effect of a pandemic on Taubman is taken into account and a Material Adverse Effect does not occur merely if Taubman has experienced a disproportionate effect.  If that incremental disproportionate effect does not constitute a Material Adverse Effect, then no Material Adverse Effect has occurred.6

6 Even in evaluating less seller-friendly Material Adverse Effects clauses, courts have nearly unanimously rejected attempts by buyers to declare a material adverse effect, which is not surprising given the exceedingly stringent standard necessary to meet that threshold.  See, e.g., In re IBP, Inc Shareholders Litig, 789 A2d 14, 68 (Del Ch 2001) (applying New York law and noting that “a buyer ought to have to make a strong showing to invoke a Material Adverse Effect exception to its obligation to close”); Project Boat Holdings, LLC v Bass Pro Grp, LLC, 2019 WL 2295684, at *22 (Del Ch May 29, 2019) (“While frequently alleged, breaches of a MAE clause are rarely proven.”)  Indeed, the Delaware Court of Chancery has just once validated a buyer’s termination of an agreement based on a material adverse effect and only under a unique and dissimilar set of facts.  See Akorn, Inc, v Fresenius Kabi AG, 2018 WL 4719347 (Del Ch Oct. 1, 2018).

b.         Contrary to the Simon Parties’ assertion, the COVID-19 pandemic has not had a disproportionately material adverse effect on Taubman and its subsidiaries compared to the other participants in the industry in which Taubman and its subsidiaries operate, much less an incremental disproportionate adverse effect that constitutes a Material Adverse Effect.  And, in any case, the adverse effect of COVID-19 on Taubman and its subsidiaries is not nearly durationally sufficient so as to give rise to a Material Adverse Effect.  Furthermore, the Material Adverse Effect definition expressly excludes any “effect, change, event or occurrence arising out of, or resulting from . . .” any action that Simon has consented to in writing.  (Merger Agreement § Section 9.07 (“Material Adverse Effect,” clause (vii).)  While Simon’s Complaint fails to mention this, Simon did in fact consent to Taubman closing its malls in response to the pandemic.  Thus, any effect Taubman experienced from closing of its malls cannot constitute or contribute to a Material Adverse Effect, even if Taubman experienced that effect disproportionately to other participants in the industry.

c.         The Simon Parties expressly agreed that Taubman only had to “use commercially reasonable efforts” to conduct its business in the ordinary course of business consistent with past practices, and the Simon Parties have no valid basis to claim that Taubman has not satisfied this covenant. Under Section 5.01(a) of the Merger Agreement, the Taubman Parties’ obligation to conduct their business in the ordinary course of business consistent with past practices is expressly limited by the phrase, “use commercially reasonable efforts,” such that the Taubman Parties’ covenant is to “use commercially reasonable efforts to (i) conduct its business in the ordinary course of business consistent with past practices and, during 2020, in accordance with its operational budget.”  (emphasis added).  And, here, the Simon Parties cannot legitimately allege that the Taubman Parties have failed to “use commercially reasonable efforts” to conduct their business consistent with past practices or in accordance with the operational budget that they themselves received.

d.        Turning the covenant on its head, the Simon Parties’ grievance is not that the Taubman Parties failed to conduct their business in the ordinary course of business consistent with past practices.  Rather, the Simon Parties complain that the Taubman Parties failed to deviate from the ordinary course in response to the pandemic.  There is, however, no covenant in the Merger Agreement that requires Taubman to deviate from its ordinary course of business.

e.        Taubman at all times acted with the consent or acquiescence of the Simon Parties, who were apprised of all of Taubman’s actions in response to the pandemic.  Before sending the Termination Notice on June 10, 2020, the Simon Parties never objected to Taubman’s actions in response to the effects of the COVID-19 pandemic even though the Simon Parties  (i) had been kept fully apprised of Taubman’s conduct and  participated in multiple daily and weekly meetings in the four months leading to the Simon Parties’ Termination Notice, (ii) consented to Taubman’s comprehensive Annual Budget in March 2020, (iii) consented to various actions taken by the Taubman Parties, including closing malls in response to the COVID-19 pandemic, (iv) reviewed and approved Taubman’s Schedule 14A Definitive Proxy Statement filed with the SEC and sent to Taubman’s shareholders on May 29, 2020, and (v) also on May 29, 2020, jointly, with Taubman, filed with the SEC, along with the Definitive Proxy Statement, a Schedule 13E-3 Transaction Statement that, among other things, described the Transactions.  If Simon believed that facts had arisen that constituted a breach or gave it a right not to close, it was obligated to disclose those facts on May 29, 2020, to ensure that the statements that were being made to shareholders were not false or misleading.

f.          Simon OP further prepared, and caused to be mailed to each holder of a Taubman OP Unit (other than Taubman Centers, Inc., and member of the Taubman Family) on or about June 2, 2020, a Confidential Election Memorandum and an Election Form Package, describing the election of each partner to receive the $52.50 cash consideration or the 0.3814 Simon OP Unit consideration.  Again, if Simon OP believed that facts had arisen that constituted a breach or gave it a right not to close, it was obligated to disclose those facts on June 2, 2020, to ensure that the statements Simon was making to equity holders were not false or misleading.

g.         The price per share that the Simon Parties agreed to pay to Taubman’s shareholders and Taubman OP’s equity holders in December 2019 was reduced by SPG by a total of $7.50 per share after SPG assessed the evolving market conditions in the wake of the uncertain and deteriorating retail environment, the critical situation with the bankruptcy of Forever 21 – an important tenant in the SPG shopping centers – the recent performance of Simon’s stock and the emergence of the COVID-19 pandemic.

h.         Thus, the Simon Parties had and have no legitimate basis for their purported termination of the Merger Agreement and their refusal to close the Transactions.

10.         The parties expressly agreed in Section 9.10 of the Merger Agreement that “irreparable damage would occur in the event that any of the provisions of th[e Merger] Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.” The parties accordingly agreed that they would be entitled to “enforce specifically the terms and provisions of th[e Merger] Agreement, including the right of a Party to cause the other Parties to consummate the Transactions.”

11.          If the Simon Parties are not compelled to consummate the Transactions, the Taubman Parties will be irreparably harmed.

a.        The Taubman Parties will be deprived of the unique opportunity to combine the Simon Parties’ and the Taubman Parties’ businesses.  Further, there may be damage to investor perception and disruption from announcing a deal that fails to be completed.

b.        Likewise, Taubman OP’s equity holders will be deprived of the unique opportunity to become partners in Simon OP in a tax efficient manner, which is not publicly traded and which is the operating partnership of the largest shopping-center REIT in the nation.

c.       The Taubman Parties will be deprived of access to future favorable liquidity that would provide beneficial opportunities to invest in innovative real estate transactions.

d.          The Taubman Parties have taken specific actions under the terms of the Merger Agreement that will result in irreparable harm if the Simon Parties are not compelled to consummate the Transactions.  For example, rather than consummating the mergers as scheduled on June 30, 2020, the Simon Parties – through their substantial access to the Taubman Parties’ highly confidential business information given under the terms of the Merger Agreement – are now in position, despite their willful breach, to benefit from their access to this information in competition, rather than cooperation, with the Taubman Parties.

f.          Furthermore, the Titanium Family Group (as defined in Joint Venture Operating Agreement (“JVOA”) among Taubman Realty Group LLC, Merger Sub 1, Simon OP, the Titanium Family Group, and SPG) will be deprived of the unique opportunity, unavailable to the public, to acquire a substantial interest in the Joint Venture.  That is critical because, among other reasons, subject to the terms of the JVOA, the Titanium Family Group retains the right to exchange its units in the Joint Venture for substantial monetary consideration.  Absent specific performance, the Titanium Family Group will never realize the benefit of the Joint Venture or its rights under the JVOA.

12.        Moreover, if the Simon Parties are not compelled to consummate the Transactions, Taubman’s and Taubman OP’s common equity holders, including the owners of Taubman’s publicly-traded stock who voted in favor of the Transactions, will be deprived of approximately $3.729 billion in cash or Simon OP Units that the Simon Parties agreed to pay to them as part of the Mergers.

13.          In the alternative, if the Court does not grant an order of specific performance, the Taubman Parties seek a declaration and judgment that:

(a)        the Simon Parties have committed a breach, including a Willful Breach (as defined in the Merger Agreement), of the Merger Agreement by repudiating their obligations under the Merger Agreement in the Termination Notice and by refusing to fulfill their obligations under the Merger Agreement, including using reasonable best efforts to cause the closing conditions to be satisfied and to consummate the Transactions;

(b)        the Simon Parties could not, and have not, cured their breach;

(c)       under Section 8.01(c) of the Merger Agreement, the Taubman Parties may terminate the Merger Agreement nunc pro tunc to the date of June 10, 2020, or, in the alterative, to the 45th day after June 12, 2020, the date that the Taubman Parties notified the Simon Parties of their Willful Breach of the Merger Agreement (see below);

(d)       the Merger Agreement is terminated nunc pro tunc under Section 8.01(c) of the Merger Agreement, with the Taubman Parties entitled to recover damages as determined by the Court;

(e)        the Taubman Parties may recover damages on behalf of Taubman’s and Taubman OP’s equity holders in an amount to be determined by the Court, including damages under Section 9.07(c) of the Merger Agreement based on the loss of the premium offered to those equity holders, with the loss of the premium calculated based on the $52.50 a share price, and the amounts received by Taubman or by Taubman OP on behalf of the equity holders may be retained by Taubman or Taubman OP.

14.        An award of damages will not fully compensate the Taubman Parties for the irreparable damage they will suffer if the Simon Parties do not perform their obligations under the Merger Agreement and consummate the Transactions, but damages are essential, if the Court does not award specific performance, to at least partially compensate the Taubman Parties for the substantial losses caused by the Simon Parties’ breach.

Parties, Jurisdiction, and Venue

15.         Taubman is a Michigan corporation headquartered in Oakland County, Michigan.

16.         Taubman OP is a Delaware limited partnership headquartered in Oakland County, Michigan.

17.        SPG is a Delaware corporation headquartered in Indiana.  On information and belief, SPG has not obtained a certificate of authority to transact business in Michigan.

18.        Simon OP is a Delaware limited partnership headquartered in Indiana. On information and belief, Simon OP has not obtained a certificate of authority to transact business in Michigan.

19.         Merger Sub 1 is a Delaware limited liability company and a wholly-owned subsidiary of Simon OP. On information and belief, Merger Sub 1 has not obtained a certificate of authority to transact business in Michigan.

20.         Merger Sub 2 is a Delaware limited liability company and a wholly-owned subsidiary of Merger Sub 1. On information and belief, Merger Sub 2 has not obtained a certificate of authority to transact business in Michigan.

21.          This Court has personal jurisdiction over the Simon parties under Mich. Comp. Laws §§ 600.711(2), 600.721(2), 600.731(2), and 600.745(2).

22.         The amount in controversy, exclusive of interest and costs, exceeds $25,000, and the claims stated in these Counterclaims are within the equitable jurisdiction of the Court.

23.          Venue is proper in Oakland County under Mich. Comp. Laws § 600.1621.

Background

24.       Taubman is a Michigan corporation (incorporated in 1973) that operates as a self-administered and self-managed real estate investment trust (“REIT”). Its common stock is publicly traded on the New York Stock Exchange (“NYSE”). Taubman’s sole asset is an approximate 70% general partnership interest in Taubman OP, which owns direct or indirect interests in all of the Taubman Parties’ shopping malls and real estate properties.

a.         Together with their subsidiaries, the Taubman Parties own, manage, lease, acquire, dispose of, develop, and expand luxury retail shopping malls and interests in the shopping malls.

b.       As of March 31, 2020, the Taubman Parties’ owned a portfolio of operating shopping malls, which included 24 urban and suburban shopping malls operating in 11 U.S. states, Puerto Rico, South Korea, and China.  Taubman also provides leasing or management services to two other U.S. shopping malls.

25.        SPG is a Delaware corporation that operates as a self-administered and self-managed REIT.  Its common stock is publicly traded on the NYSE.  SPG is structured as an umbrella partnership REIT under which substantially all of its business is conducted through Simon OP, SPG’s majority-owned partnership subsidiary, of which SPG is the general partner.

a.         Simon’s primary business is owning, developing, and managing shopping, dining, entertainment, and mixed-use destinations, which consist primarily of malls, Premium Outlets®, and Mills®. Simon’s properties, as of December 31, 2019, comprised 191 million square feet in North America, Asia, and Europe.

b.         As of December 31, 2019, Simon owned an interest in 204 income-producing properties in the United States, which consisted of 106 malls, 69 Premium Outlets®, 14 “Mills®” centers, four lifestyle centers, and 11 other retail properties in 37 states and Puerto Rico. As of December 31, 2019, Simon had ownership interests in 29 Premium Outlets® and Designer Outlet properties located in Asia, Europe, and Canada. As of December 31, 2019, Simon also owned a 22.2% equity stake in Klépierre SA, a publicly traded, Paris-based real estate company that owns, or has an interest in, shopping centers located in 15 countries in Europe.

26.         In October 2019, Robert S. Taubman (“Mr. R. Taubman”), Chairman of the Taubman Board of Directors and President and Chief Executive Officer of Taubman, met for dinner with David Simon (“Mr. Simon”), Chairman of the Simon Board of Directors and President and Chief Executive Officer of Simon, to explore the possibility of a joint venture involving certain properties.

27.          Following this meeting, the parties explored the possibility of a potential acquisition by Simon of all of Taubman and numerous related issues.

28.          In subsequent discussions between Mr. R. Taubman and Mr. Simon, Mr. Simon confirmed that he was interested in pursuing a potential acquisition transaction and that it would be helpful for Simon to have certain nonpublic information about Taubman in order to further evaluate Simon’s interest.  After the parties executed a confidentiality and standstill agreement, and Simon then conducted a due diligence review of the Taubman Parties.

29.        Subsequently, on November 15, 2019, Mr. Simon contacted Mr. R. Taubman and orally conveyed an indication of interest under which Simon would acquire Taubman at a price of $53.00 per Taubman common share, comprised of a to-be-determined mix of cash and shares of Simon common stock.  This proposal represented a 51.3% premium above the prior day’s closing price of $35.03.

30.        On December 6, 2019, Messrs. R. Taubman and Simon met for lunch and discussed the potential transaction.  During that meeting, Mr. Simon made a revised oral proposal to Mr. R. Taubman for Simon to acquire Taubman for $60.00 per share, again in a mix of cash and shares of Simon common stock. This proposal represented a 92.7% premium over the prior day’s closing price of $31.13.

31.          In early January 2020, various news outlets reported on the emergence of a novel coronavirus, COVID-19, in Wuhan, China.7

32.          On January 9, 2020, Mr. Simon and Mr. R. Taubman met to continue discussing the proposed transaction and the current market environment.

a.         During this discussion, Mr. Simon communicated that, given the uncertain and deteriorating retail environment, the critical situation with the bankruptcy of Forever 21, an important tenant in the Simon shopping centers, and the recent performance of Simon’s stock, among other things, Simon was no longer willing to pursue a transaction on the economic terms proposed on December 6.

b.          Simon instead submitted a revised oral proposal for Simon to acquire Taubman for $57.00 in cash per share (as opposed to cash and stock, as previously proposed), a 78.2% premium over the prior day’s closing price of $31.99.

33.          As of January 21, 2020, several countries, including the United States, Japan, and South Korea, all had reported cases of COVID-19.8

34.         On January 26, 2020, Mr. Simon contacted Mr. R. Taubman and communicated that, while Simon was still interested in pursuing an acquisition, it needed to assess market conditions further and would not continue to engage in the negotiation of the transaction agreements until Simon had completed its assessment.

35.        On January 30, 2020, the World Health Organization reported 7,818 worldwide cases of COVID-19, and it declared COVID-19 a public health emergency.9

7 See World Health Organization, WHO Timeline – COVID-19 (Site last updated Apr. 27, 2020), available at https://www.who.int/news-room/detail/27-04-2020-who-timeline---covid-19.
8 See id.
9 See id.

36.          The next day, the U.S. Department of Health and Human Services declared COVID-19 a public health emergency.10

37.        Between January 23, 2020, and January 31, 2020, Taubman’s stock price declined by 16.4% (from $31.59 to $26.42), and Simon’s stock price declined by 9.6% (from $147.25 to $133.15).

38.         On February 5, 2020, Mr. Simon contacted Mr. R. Taubman and communicated that Simon was prepared to reëngage in transaction discussions, but that Simon would not pay more than $52.00 per share.  In response to Mr. R. Taubman’s objection to the revised proposal, Mr. Simon offered to increase the purchase price to $52.50 in cash per share (the “February 5 Proposal”), but stated that this was Simon’s best and final offer.

39.         Simon’s “best and final offer” of $52.50 per share reflected a reduction of $7.50 from the $60.00 per share that Simon had proposed in December 2019, and it came after Simon’s assessment of the market conditions, including the uncertain and deteriorating retail environment caused by, among things, the effects of the COVID-19 pandemic.

40.          Later on February 5, 2020, Simon sent revised drafts of a merger agreement and other transaction documents and schedules to Taubman.

a.          These drafts included Simon’s new purchase price of $52.50 per common share of Taubman stock.

b.         These drafts also continued to include a provision that excluded the effects of a pandemic from the definition of a Material Adverse Effect that would excuse the Simon Parties from consummating the Transactions. This, despite publicly-reported news of the effects of the COVID-19 pandemic.

10 See id.

41.       From February 5, 2020, through the execution of the Merger Agreement on February 9, 2020, the parties continued to heavily negotiate the provisions of the Merger Agreement and the other transaction documents and schedules.

42.         The Merger Agreement was executed by the parties as of February 9, 2020.  The Merger Agreement had a purchase price of $52.50 per common share of Taubman stock and continued to exclude the effects of a pandemic from the definition of a Material Adverse Effect that would excuse the Simon Parties from consummating the Transactions, as further described below.

Terms of the Merger Agreement

A.           The Transactions

43.        The Partnership Merger:  The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, Merger Sub 2 will be merged with and into Taubman OP (the “Partnership Merger”). Following the completion of the Partnership Merger, Taubman OP will survive, and the separate existence of Merger Sub 2 will cease. Immediately following the Partnership Merger, Taubman OP will be converted into a Delaware limited liability company, and the holders of Taubman OP Units, other than Taubman Centers, Inc., and other than members of the Taubman Family (as defined in the Merger Agreement), will receive, for each Taubman OP Unit held, at their sole election, either (a) 0.3814 of a Simon OP Unit, or (b) $52.50 in cash per Taubman OP Unit held.  The Taubman Family members would also receive $52.50 in cash for some of their Taubman OP units.

44.        The REIT Merger:  Following the LLC Conversion, Taubman will be merged with and into Merger Sub 1 (the “REIT Merger”).  Following the REIT Merger, Merger Sub 1 will survive, and the separate existence of Taubman will cease.  At the effective time of the REIT Merger, each share of the Taubman common stock then issued and outstanding, other than certain shares of excluded Taubman common stock (as described in the Merger Agreement), will receive $52.50 in cash, and each share of Taubman Series B preferred stock then issued and outstanding will receive cash equal to $52.50 divided by 14,000, and each share of the Taubman Series J and Series K Preferred Stock will receive cash of $25.00 plus all accumulated and unpaid dividends up to, but not including, the redemption date of such share.

45.        Effect of the Transactions:  Following the Mergers and the LLC Conversion, Simon OP will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture, and the Taubman family members will own the remaining 20% of the limited liability company interests of the Joint Venture.

B.           The Conditions to Closing

46.        Article VII of the Merger Agreement identifies certain conditions precedent to the obligations of each of the parties to effect the Closing of the Transactions, including the approval of Taubman’s and Taubman OP’s equity holders.

47.        Under Section 7.02 of the Merger Agreement, the obligations of the Simon Parties are subject to the following additional conditions (among others):

●          the representations and warranties of the Taubman Parties must be true and correct at and as of the Closing Date, subject to the standards of materiality set forth in the Merger Agreement;

●           the Taubman Parties must have performed in all material respects all covenants set forth in the Merger Agreement required to be performed by them at or prior to the Closing Date; and

●            at and as of the Closing Date, there must not have occurred and be continuing any Material Adverse Effect with respect to Taubman.11

11 The Simon Parties purported to terminate the Merger Agreement on the basis of a Material Adverse Effect well before the Closing Date.  Given that the Merger Agreement only requires the absence of a Material Adverse Effect at and as of the Closing Date, the Simon Parties’ termination is void and invalid on its face.

48.          Significantly, “Material Adverse Effect” is defined in Section 9.03 of the Merger Agreement as expressly excluding “pandemics” – and any “effect, change, event or occurrence arising out of, or resulting from . . . pandemics” – from the events that may be considered in determining whether there is a material adverse effect on the business, assets, liabilities, results of operations, or financial condition of Taubman and its subsidiaries, except “to the extent” that the “pandemic” effect, change, event, or occurrence may be taken into account if it has a disproportionate adverse effect on Taubman and its subsidiaries, taken as a whole, as compared to other participants, in the industries in which Taubman and its subsidiaries operate.  Specifically, the definition of Material Adverse Effect in Section 9.03 provides:

“Material Adverse Effect” with respect to any Person means any effect, change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries (and its unconsolidated joint ventures), taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which such Person and its Subsidiaries operate; (iii) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; . . . (vi) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (vii) any action taken by such Person or its Subsidiaries that is required by this Agreement or with the prior written consent or at the written direction of another Person in accordance with this Agreement, or the failure to take any action by such Person or its Subsidiaries if that action is prohibited by this Agreement;  . . . (ix) changes or prospective changes in such Person’s or its Subsidiaries’ credit ratings; (x) changes in the price or trading volume of the such Person’s common stock; (xi) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (ix), (x) and (xi) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xi) hereof) is, may be, contributed to or may contribute to, a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (i), (ii), (iii), (v) and (vi) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Person and its Subsidiaries operate.

(Merger Agreement § 9.03.)  Section 9.04 of the Merger Agreement further defines what “to the extent” means, as follows:   “[t]he word ‘extent’ in the phrase ‘to the extent’ shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply ‘if.’”  Therefore, in assessing whether a Material Adverse Effect has occurred, the incremental disproportionate effect of a pandemic on Taubman is the relevant inquiry, and not whether Taubman has experienced a disproportionate effect at all.  If that incremental disproportionate effect does not constitute a Material Adverse Effect, then no Material Adverse Effect has occurred.

49.        While Taubman covenanted to conduct its business in the ordinary course of business in 2020, consistent with past practices and with the 2020 operational budget approved by Simon, that covenant only obligates Taubman to “use commercially reasonable efforts” to do so.  Specifically, Section 5.01(a) of the Merger Agreement provides:

From the date of this Agreement until the earlier of the valid termination of this Agreement and the Effective Time, except (x) as prohibited or required by Applicable Law, (y) as set forth in the Titanium Disclosure Letter or (z) as otherwise expressly required or contemplated by this Agreement, unless [Simon] shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), [Taubman] shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the ordinary course of business consistent with past practices and, during 2020, in accordance with its operational budget delivered by [Taubman] to [Simon] prior to the execution of this Agreement (other than immaterial deviations therefrom) and (B) preserve intact its goodwill, its business organization and material business relationships and keep available the services of its current officers and key employees. . . .

(Id. § 5.01(a) (emphasis added).)

C.           Closing, Termination, and End Date

50.         Under Section 1.02 of the Merger Agreement, the Closing of the Transactions “shall take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or . . . waiver . . . of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing . . . .).”

51.         Under Section 8.01(c) of the Merger Agreement, the Taubman Parties may terminate the Merger Agreement if:

a.         the Simon Parties breach any representation, warranty, or covenant contained in the Merger Agreement, or if any representation or warranty has become untrue, such that if such breach or failure to be true occurs or continues on the Closing Date, the conditions in Sections 7.03(a) or 7.03(b) would not be satisfied as of the Closing Date;

b.         the breach or untruth is not capable of being cured in a manner sufficient to allow the satisfaction of the conditions in sections 7.03(a) and 7.03(b) before the End Date, or has not been cured before the earlier of (i) 45 days after written notice informing Simon of the breach or untruth, or (ii) the End Date, whichever is earlier; and

c.         as of the Closing Date, the Taubman Parties are not then in breach of any representation, warranty, or covenant contained in the Merger Agreement, and none of the Taubman Parties’ representations or warranties have become untrue, in each case such that Simon’s conditions precedent to Closing are not satisfied.

52.         Under Section 8.02 of the Merger Agreement, the termination of the Merger Agreement under Section 8.01(c) does not relieve any party from any liability or damages arising out of its Willful Breach of the Merger Agreement.

53.        Section 9.03 of the Merger Agreement defines “Willful Breach” as “a material breach of any covenant or agreement set forth in this [Merger] Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, whether or not breaching this [Merger] Agreement is the conscious object of such act or omission.”

54.         Section 8.01(b)(i) of the Merger Agreement sets an “End Date” of February 9, 2021.  If the Transactions are not consummated by February 9, 2021, either party may terminate the Merger Agreement, subject to the limitation that “the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement (which failure constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Transactions to be consummated on or before such date . . . .”

D.           Specific Performance

55.         In Section 9.10 of the Merger Agreement, the parties acknowledged and agreed that “irreparable damage would occur in the event that any of the provisions of this [Merger] Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.”

a.         Accordingly, the parties agreed that “the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this [Merger] Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause the other Parties to consummate the Transactions.”

b.         The parties further “agreed that the Parties are entitled to enforce specifically the performance of the terms and provisions of this [Merger] Agreement, without proof of actual damages (and each such Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.”

E.           Damages

56.        In Section 9.07 of the Merger Agreement, the parties addressed the rights of third-party beneficiaries, and they expressly provided that, if the Taubman Parties terminate the Agreement under Section 8.01(c), they may pursue damages on behalf of their equity holders.  As specified in Section 9.07(c):

in the event of a termination of this Agreement pursuant to Section 8.01(c), the right of [Taubman’s] and [Taubman] OP’s equity holders to pursue claims for damages (including damages based on the loss of the premium offered to such equity holders); provided that the rights granted pursuant to clause (c) shall be enforceable on behalf of such equity holders only by [Taubman] or [Taubman] OP, in their respective sole and absolute discretion, on behalf of such equity holders, and any amounts received by [Taubman] or [Taubman] OP in connection therewith may be retained by such Party . . . .

(Id. § 9.07(c) (emphasis added).

The Acts Leading to the Simon Parties’ Breach

57.       From the date that the Merger Agreement was signed through today, the Taubman Parties have performed in all material respects all of the covenants required to be performed by them under the Merger Agreement.

58.        Furthermore, the Taubman Parties have used commercially reasonable efforts to conduct their business in the ordinary course of business consistent with past practices.

59.         Taubman at all times acted (a) in the ordinary course of business consistent with past practices and the 2020 operational budget accepted by Simon, (b) in compliance with Applicable Law, (c) as disclosed in the Taubman Disclosure Letter,12 (d) as otherwise expressly required or contemplated by the Merger Agreement, or (e) as consented to by Simon.

60.         The Taubman Parties have now satisfied all of the conditions precedent to Closing except for the approval and adoption of the Merger Agreement and the Transactions by Taubman’s shareholders and other than those conditions that by their nature are to be satisfied at the Closing or by the Simon Parties.

61.         Taubman has scheduled a special meeting of its shareholders for June 25, 2020 (the “Special Meeting”), to vote on the approval and adoption of the Merger Agreement and the Transactions.

62.        Once Taubman’s shareholders vote to approve and adopt the Merger Agreement and Transactions at the Special Meeting, all of the conditions precedent to Closing will have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing or those that are not satisfied because the Simon Parties wrongfully repudiated and failed to perform their obligations.

63.         The Simon Parties, however, have repudiated their obligation to perform their covenants and agreements in the Merger Agreement, including their covenant to use reasonable best efforts to cause the satisfaction of the conditions to Closing and to consummate the Transactions.

12 Defined in the Merger Agreement as the “Titanium Disclosure Letter.”

64.         On June 10, 2020, the Simon Parties sent a notice (the Termination Notice) to the Taubman Parties purporting to terminate the Merger Agreement under Section 8.01(e) and stating that the Simon Parties will not consummate the Transactions.

65.        Until the Simon Parties sent the Termination Notice on June 10, 2020, the Simon Parties had not given any notice that the Taubman Parties had breached any covenant or that any representation and warranty was, or had become, untrue.

66.         To the contrary, by their words and actions, the Simon Parties made clear that they had approved of, consented to, or acquiesced in, the manner in which the Taubman Parties conducted their business from the date of the Merger Agreement through June 10, 2020, when the Simon Parties sent the Termination Notice.  By way of example,

a.         Starting in February 2020, the Taubman Parties began sending to the Simon Parties drafts of a Preliminary Proxy Statement on Schedule 14A (the “Preliminary Proxy Statement”) that the Taubman Parties would use to notify Taubman’s shareholders of a special meeting to vote on the approval and adoption of the Merger Agreement and the Transactions and to disclose all relevant information. By March 23, 2020, the Taubman Parties had provided the Simon Parties with full drafts of both the Preliminary Proxy Statement and a joint Schedule 13E-3 Transaction Statement that the Simon Parties and Taubman Parties were required to sign and file pursuant to the SEC rules regarding “going private” transactions. Between April 10 and April 28, 2020 the Taubman Parties and the Simon Parties worked on the Preliminary Proxy Statement and a Joint Schedule 13E-3 Transaction.  On April 28, 2020, the Taubman Parties, with the Simon Parties approval, filed with the SEC the Preliminary Proxy Statement, and the Taubman Parties and the Simon Parties each signed and filed with the SEC the Joint Schedule 13E-3 Transaction Statement.  The Simon Parties approved the filing of the Preliminary Proxy Statement with the SEC, and they participated in the preparation of, and signed, the Joint Schedule 13E-3 Transaction Statement that was filed with the SEC along with the Preliminary Proxy Statement.

b.         In May 2020, after the parties received comments to the Preliminary Proxy Statement from the SEC, the Simon Parties participated in the preparation and filing of two sets of the parties’ responses to those comments.

c.         In May 2020, the Simon Parties participated in the preparation of the Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) that was filed with the SEC and sent to Taubman’s shareholders to notify them of a special meeting of shareholders to be held on June 25, 2020, to vote on the approval and adoption of the Merger Agreement and the Transactions.  The Simon Parties participated in the preparation of the Definitive Proxy Statement and signed an Amendment No. 2 to the joint Schedule 13E-3 Transaction Statement that was filed with the SEC along with the Definitive Proxy Statement.

d.         Simon further prepared, and caused to be mailed to each holder of a Taubman OP Unit (other than Taubman Centers, Inc., and member of the Taubman Family) on or about June 2, 2020, a Confidential Election Memorandum and an Election Form Package, describing the election of each partner to receive the $52.50 cash consideration or the 0.3814 Simon OP Unit consideration.

e.         The Simon Parties never expressed any objection to the consummation of the Transactions nor did they notify the Taubman Parties of any actual or potential breach of, or default under, the Merger Agreement during the time that (i) the Preliminary Proxy Statement was prepared and filed, (ii) the parties responded to comments from the SEC, (iii) the parties prepared and filed with the SEC, and Taubman sent to its shareholders, the Definitive Proxy Statement noticing a special meeting of shareholders to be held on June 25, 2020, or (iv) Simon prepared and caused to be mailed to the holders of Taubman OP Units the Confidential Election Memorandum and the Election Form Package.  If Simon was aware of facts that constituted a breach or gave it a right not to close, it was obligated to disclose those facts to ensure the statements that were being made to shareholders were not misleading.

f.          Until June 10, 2020, the Simon Parties, through their in-house and outside counsel and certain principals, have participated in multiple daily and weekly conference calls to discuss the Transactions and the steps necessary to consummate the Transactions, including obtaining specified consents (identified in the schedules to the Merger Agreement) from the Taubman Parties’ lenders, ground lessors, and joint venture partners. In fact, all of the specified consents were obtained.  Each week, the Taubman Parties’ counsel distributed to the Simon Parties’ counsel an updated Closing Checklist.

(i)         The Closing Checklist distributed in advance of a June 5, 2020, conference call listed the Closing Date as June 30, 2020. At no time prior to June 10, 2020, did the Simon Parties voice any dissent or objection to the Transactions closing on June 30, 2020.

(ii)         In fact, the Simon Parties never expressed any dissent or objection to the consummation of the Transactions, nor did they notify the Taubman Parties of any actual or potential breach of, or default under, the Merger Agreement during these multiple weekly conference calls.

67.         The Simon Parties’ Termination Notice attempts to justify its termination and refusal to close on the grounds that (a) Taubman has experienced a Material Adverse Effect, (b) certain of the Taubman Parties’ representations and warranties are therefore no longer true, and (c) Taubman has not conducted its business in the ordinary course of business.

68.        The Simon Parties’ stated grounds do not justify the Simon Parties’ purported termination of the Merger Agreement or excuse their failure and refusal to consummate the Transactions for multiple reasons, including the following:

a.         The Simon Parties expressly assumed the risk of material adverse effects caused by the COVID-19 pandemic.  The Merger Agreement, in its definition of a Material Adverse Effect in Section 9.03, expressly excludes “pandemics” – and any “effect, change, event or occurrence arising out of, or resulting from . . . pandemics” – that can have a material adverse effect on the business, assets, liabilities, results of operations, or financial condition of Taubman and its subsidiaries, except “to the extent” that the “pandemic” effect, change, event, or occurrence has a disproportionate effect on Taubman and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Taubman and its subsidiaries operate.  The COVID-19 pandemic has not had a disproportionate effect on Taubman and its subsidiaries in the industry in which they operate, much less one where the incremental disproportionate effect on Taubman constitutes a Material Adverse Effect.

b.         The Simon Parties expressly agreed that Taubman only had to “use commercially reasonable efforts” to conduct its business in the ordinary course of business consistent with past practices, and the Simon Parties have no basis in fact to deny that Taubman did, in fact, use commercially reasonable efforts. Under Section 5.01(a) of the Merger Agreement, the Taubman Parties’ obligation to conduct their business in the ordinary course of business consistent with past practices is expressly limited by the phrase, “use commercially reasonable efforts,” such that the Taubman Parties’ covenant is to “use commercially reasonable efforts to (A) conduct its business in the ordinary course of business consistent with past practices and, during 2020, in accordance with its operational budget.”  (emphasis added).  And, here, the Simon Parties cannot establish that the Taubman Parties have failed to “use commercially reasonable efforts” to conduct their business in the ordinary course of business consistent with past practices or in accordance with the operational budget.

c.        Taubman at all times acted with the consent or acquiescence of the Simon Parties, who were apprised of all of Taubman’s actions in response to the pandemic.  Before sending the Termination Notice on June 10, 2020, Simon did not object to Taubman’s conduct in response to the effects of the COVID-19 pandemic even though Simon (i) reviewed and approved Taubman’s budget in March 2020 and its revised budget in May 2020, (ii) has been kept fully apprised of Taubman’s actions and has participated in multiple daily and weekly meetings in the four months leading to the Simon Parties’ Termination Notice, and (iii) reviewed and approved Taubman’s Schedule 14A Definitive Proxy Statement filed with the SEC and sent to Taubman’s shareholders on May 29, 2020, and, also on May 29, 2020, jointly, with Taubman, filed with the SEC, along with the Definitive Proxy Statement, a Schedule 13E-3 Transaction Statement that, among other things, described the Transactions.  If Simon believed that facts had arisen that constituted a breach or gave it a right not to close, it was obligated to disclose those facts on May 29, 2020, to ensure the statements that were being made to shareholders were not misleading.

d.         In addition, Simon OP prepared, and caused to be mailed to each holder of a Taubman OP Unit (other than Taubman Centers, Inc., and member of the Taubman Family) on or about June 2, 2020, a Confidential Election Memorandum and an Election Form Package, describing the election of each partner to receive the $52.50 cash consideration or the 0.3814 Simon OP Unit consideration.  Again, if Simon believed that facts had arisen that constituted a breach or gave it a right not to close, it was obligated to disclose those facts on June 2, 2020, to ensure the statements that it was making to equity holders were not misleading.

e.         To the contrary, Simon OP’s Memorandum told Taubman OP’s unitholders that, “[i]f Taubman’s stockholders vote to approve the REIT Merger and the other Transactions at the special meeting of Taubman’s stockholders (which is currently scheduled to be held on June 25, 2020), and assuming that the other conditions to the Mergers are satisfied or waived, it is anticipated that the Mergers and the other Transactions will be completed in the second or third quarter of 2020.”

f.          The price per share that the Simon Parties agreed to pay to Taubman’s shareholders and Taubman OP’s equity holders in December 2019 was reduced by SPG by a total of $7.50 per share after SPG assessed the evolving market conditions in the wake of the uncertain and deteriorating retail environment, the critical situation with the bankruptcy of Forever 21 – an important tenant in the SPG shopping centers – the recent performance of Simon’s stock and the emergence of the COVID-19 pandemic.

69.        The Simon Parties’ Termination Notice is a pretext for their attempt to renege on the Merger Agreement based on the effects of the COVID-19 pandemic, even though the Simon Parties expressly assumed the risks of the effects of the COVID-19 pandemic under the Merger Agreement.

70.         The consideration to be paid by the Simon Parties was negotiated and determined in light of the adverse market conditions that existed at the time the Merger Agreement was signed and that could reasonably be expected to occur due to the effects of the COVID-19 pandemic.

71.         If and to the extent Taubman breached any representation, warranty, or covenant such that a condition precedent to the Closing was allegedly not satisfied, the Simon Parties either consented to, or acquiesced in, the nonsatisfaction of that condition.

72.         The Simon Parties’ Termination Notice and stated refusal to consummate the Transactions on June 30, 2020, irrespective of the approval of the Merger Agreement by Taubman’s shareholders, is an anticipatory breach of the Merger Agreement and is a Willful Breach under the Merger Agreement.

73.          Left unremedied, the Simon Parties’ refusal to consummate the Transactions will irreparably harm the Taubman Parties.

a.        The Simon Parties’ failure to consummate the Transactions will cause irreparable harm to the market value of Taubman’s stock, to the detriment of Taubman and its shareholders.  Further, there may be damage to investor perception and disruption from announcing a deal that fails to be completed.

b.          The Taubman Parties will be deprived of the unique opportunity to combine the Simon Parties’ and the Taubman Parties’ businesses.

c.          Likewise, Taubman OP’s equity holders will be deprived of the unique opportunity to become partners in Simon OP, which is not publicly traded and which is the operating partnership of the largest mall and outlet center REIT in the nation.

d.       Taubman will be deprived of access to future liquidity that would provide beneficial opportunities to invest in innovative real estate transactions.

f.         The Titanium Family Group (as defined in the JVOA) will be deprived of the unique opportunity, unavailable to the public, to acquire a substantial interest in the Joint Venture. This is critical because, among other reasons, subject to the terms of the JVOA, the Titanium Family Group retained the right to exchange its units in the Joint Venture for substantial monetary consideration. Absent specific performance, the Titanium Family Group will never realize the benefit of the Joint Venture or its rights under the JVOA.

74.         On June 12, 2020, the Taubman Parties responded to the Termination Notice and notified the Simon Parties of their Willful Breach of the Merger Agreement (the “Notice of Breach”).  A copy of the Taubman Parties’ Notice of Breach is attached as Exhibit 2.

Count I

Breach of Contract – Specific Performance

75.          Paragraphs 1-74 and 85-96 are incorporated and adopted in this Count I.

76.          The Merger Agreement is a valid contract.

77.         The Taubman Parties have performed all of their obligations under the Merger Agreement and, upon approval of the shareholders at the Special Meeting to be held on June 25, 2020, will have satisfied all of the conditions precedent to consummating the Transactions on June 30, 2020 (other than those conditions that by their nature are to be satisfied at the Closing).

78.         In breach of the Merger Agreement, the Simon Parties wrongfully purported to terminate the Merger Agreement and have refused to fulfill their obligations under the Merger Agreement, including consummating the Transactions.

79.          The Simon Parties’ refusal to consummate the Transactions is a material breach of the Merger Agreement.

80.          The Simon Parties’ refusal to consummate the Transactions is a Willful Breach of the Merger Agreement.

81.         The Taubman Parties will suffer irreparable harm if the Simon Parties are not compelled to specifically perform their obligation under the Merger Agreement to consummate the Transactions.

82.          Monetary damages are not an adequate remedy for the Simon Parties’ breach of the Merger Agreement.

83.        The Simon Parties agreed in the Merger Agreement “not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.”

84.        The Taubman Parties are entitled to a judgment enforcing specifically the performance by the Simon Parties of the terms and provisions of the Merger Agreement and compelling the Simon Parties to consummate the Transactions.

Count II

Breach of Contract – Declaratory Relief and Damages

85.          Paragraphs 1-84 are incorporated and adopted in this Count II.

86.          The Merger Agreement is a valid contract.

87.         The Taubman Parties have performed all of their obligations under the Merger Agreement and, upon approval of the shareholders at the Special Meeting to be held on June 25, 2020, will have satisfied all of the conditions precedent to consummating the Transactions on June 30, 2020 (other than those conditions that by their nature are to be satisfied at the Closing).

88.         In breach of the Merger Agreement, the Simon Parties wrongfully purported to terminate the Merger Agreement and have refused to consummate the Transactions.

89.          The Simon Parties’ refusal to consummate the Transactions is a material breach of the Merger Agreement.

90.          The Simon Parties’ refusal to consummate the Transactions is a Willful Breach of the Merger Agreement.

91.          The Taubman Parties have notified the Simon Parties in writing of their breach of the Merger Agreement.

92.         If the Simon Parties do not cure their breach by consummating the Transaction within 45 days of the Notice of Breach or because the breach is incurable, the Taubman Parties have the right to terminate the Merger Agreement.

93.         There is an actual controversy between the parties because the Simon Parties have denied that their refusal to consummate the Transactions is a breach of the Merger Agreement or a Willful Breach.

94.         A declaratory judgment is necessary to guide the parties’ future conduct in order to declare and preserve the Taubman Parties’ rights and other legal relations with respect to the Simon Parties’ purported termination of the Merger Agreement.

95.          The Taubman Parties have incurred damages as a consequence of the Simon Parties refusal to timely consummate the Transactions, and have, and will continue to, incur additional damages as a result of the Simon Parties’ breach of the Merger Agreement.

96.         Under Section 9.07(c) of the Merger Agreement, the Taubman Parties may terminate the Merger Agreement as a result of the Simon Parties’ breach of the Merger Agreement, and the Taubman Parties may pursue, and do pursue, claims for damages on behalf of Taubman’s and Taubman OP’s equity holders in an amount to be determined by the Court, including damages based on the loss of the premium offered by Simon to those equity holders, with the loss of the premium calculated based on the $52.50 a share  price of Taubman common stock, and the amounts received by Taubman or by Taubman OP on behalf of the equity holders may be retained by Taubman or Taubman OP.

Relief Requested

WHEREFORE, Counterclaim Plaintiffs, Taubman Centers, Inc., and The Taubman Realty Group Limited Partnership, request the entry of a judgment in their favor and against Counterclaim Defendants, Simon Property Group, Inc., Simon Property Group, L.P., Silver Merger Sub 1, LLC, and Silver Merger Sub 2, LLC, jointly and severally, enforcing specifically the performance by the Simon Parties of their obligations under the Merger Agreement, including their obligation to use reasonable best efforts to take actions to cause the conditions in Article VII to be satisfied and to consummate the Transactions, and awarding the Taubman Parties the damages incurred by them as a result of the Simon Parties’ refusal to consummate the Transactions, plus costs, expenses, and attorneys’ fees as permitted by law, and other and further relief to the Taubman Parties that the Court considers equitable and appropriate.

In the alternative, and  if a judgment of specific performance is not granted by the Court, the Taubman Parties request the entry of a judgment in their favor and against the Simon Parties, jointly and severally:

A.           Declaring that:

(1)        the Simon Parties have breached the Merger Agreement by refusing to consummate the Transactions;

(2)        the Simon Parties have not timely cured their breach;

(3)       under Section 8.01(c) of the Merger Agreement, the Taubman Parties may terminate the Merger Agreement nunc pro tunc on June 10, 2020, or, in the alternative, to the 45th day after the date of the Notice of Breach;

(4)      under Section 8.01(c) of the Merger Agreement, the Merger Agreement is terminated nunc pro tunc as of June 10, 2020, or, in the alternative, to the 45th day after the date of Notice of Breach; and

(5)        the Taubman Parties may recover damages, including on behalf of Taubman’s and Taubman OP’s equity holders under Section 9.07(c) of the Merger Agreement for damages based on the loss of the premium offered by Simon to those equity holders based on the $52.50 transaction price, and the amounts received by Taubman or Taubman OP on behalf of the equity holders may be retained by Taubman or Taubman OP.

B.        Awarding damages to the Taubman Parties to be paid by the Simon Parties, jointly and severally, in an amount to be determined by the Court, including damages based on the loss of the premium offered to Taubman’s and Taubman OP’s equity holders, with the loss of the premium calculated based on the $52.50 a share price of Taubman common stock, and with the amounts received by Taubman or Taubman OP may be retained by Taubman or Taubman OP.

(C)       Awarding the Taubman Parties their costs, expenses, and attorneys’ fees as permitted by law.

(D)       Awarding other and further relief to the Taubman Parties that the Court considers equitable and appropriate.

Respectfully submitted,

Dated: June 17, 2020	HONIGMAN LLP

	By:	s/ Joseph Aviv
Joseph Aviv (P30014)
Jason R. Abel (P70408)
Bruce L. Segal (36703)
Matthew G. Mrkonic (P79406)
Adam M. Wenner (P75309)

Attorneys for Defendants and Counterclaim Plaintiffs

WACHTELL, LIPTON, ROSEN & KATZ

By:	William D. Savitt (pro hac vice forthcoming)
Wayne M. Carlin (pro hac vice forthcoming)
Peter C. Hein (pro hac vice forthcoming)

Of counsel

BROOKS WILKINS SHARKEY & TURCO PLLC

By:	Keefe A. Brooks (P31680)
Steven Ribiat (P45161)

Counsel for the Special Committee of the Board of Taubman Centers, Inc., and Co-Counsel for Taubman Centers, Inc.

KIRKLAND & ELLIS LLP

By:	Sandra C.Goldstein (pro hac vice forthcoming)
Stefan Atkinson (pro hac vice forthcoming)
John P. Del Monaco (pro hac vice forthcoming)

Counsel for the Special Committee of the Board of Taubman Centers, Inc., and Co-Counsel for Taubman Centers, In